Exhibit 3.25

State of Delaware Secretary of State Division of Corporations Delivered 01:44 PM 10/07/2014 FILED 01:36 PM 10/07/2014 SRV 141265742 - 5616812 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is BMC Cornerstone II Ripon, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centervlle Road, Suite 400 in the City of Wilmington. Zip code 19608. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                    .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 7th day of October, 2014.

By:	/s/ W. Allen Bennett
Authorized Person (s)

Name:	W. Allen Bennett, Vice President,
General Counsel and Member of
Managing Board